Registration No. 33-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933

PLUMAS BANCORP

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	75-2987076

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 S. Lindan Avenue, Quincy, California 95971

(Address of Principal Executive Offices)

PLUMAS BANK 1991 STOCK OPTION PLAN, AS AMENDED

(Full Title of the Plan)

WILLIAM E. ELLIOTT, PRESIDENT AND CHIEF EXECUTIVE OFFICER
35 S. LINDAN AVENUE, QUINCY, CALIFORNIA 95971

(Name and Address of Agent for Service)

(530) 283-7305

(Telephone Number, including Area Code, of Agent for Service)

Copy to:
Thomas Q. Kwan, Esq.
Gary Steven Findley & Associates
1470 North Hundley Street, Anaheim, California 92806
(714) 630-7136

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed	Amount of
Of Securities To	To Be	Offering Price	Aggregate	Registration
Be Registered	Registered(a)	Per Share(b)	Offering Price	Fee

Common stock (No Par Value)	96,640 Shares	$22.66	$2,189,862.40	$201.47

(a)	The number of shares being registered is the number of shares issuable under the Plumas Bank 1991 Stock Option Plan, as amended ( the “Plan”). There are 96,640 shares issuable under the Plumas Bank 1991 Stock Option Plan. Because of certain events specified in the Plan, an indeterminate number of shares may additionally become subject to issuance under the Plan.

(b)	Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $22.66 the average of the bid and asked price of Plumas Bancorp’s common stock as of August 16, 2002.

PART II

Item 3. Incorporation of Documents by Reference

Plumas Bancorp (the “Registrant”) hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

(a)	The Registrant’s quarterly report filed on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

(b)	The description of the Registrant’s common stock is contained in its Registration Statement on Form S-4, file number 333-84534.

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. The Registrant’s Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

The Registrant’s Bylaws provide that the Registrant shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. The Registrant’s Bylaws also provide that the Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Registrant’s Bylaws. Each of the directors and executive officers of the Registrant has an indemnification agreement with the Registrant that provides that the Registrant shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

  5.1 Opinion re: Legality

23.1 Consent of Gary Steven Findley & Associates is contained in Exhibit 5.1.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Quincy, State of California, on August 19, 2002.

PLUMAS BANCORP

/s/ William E. Elliott William E. Elliott President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jerry V. Kehr Jerry V. Kehr	,	Chairman	August 19, 2002

/s/ Alvin G. Blickenstaff Alvin G. Blickenstaff	,	Director	August 19, 2002

/s/ William E. Elliott William E. Elliott	,	Director Principal Executive Officer	August 19, 2002

/s/ Gerald Fletcher Gerald Fletcher	,	Director	August 19, 2002

/s/ Arthur Grohs Arthur Grohs	,	Director	August 19, 2002

/s/ Christine Mc Arthur Christine McArthur	,	Director	August 19, 2002

/s/ Terrance J. Reeson Terrance J. Reeson	,	Director	August 19, 2002

Walter Sphar	,	Director	____________

Thomas Watson	,	Director	____________

/s/ Daniel E. West Daniel E. West	,	Director	August 19, 2002

/s/ Douglas N. Biddle Douglas N. Biddle	,	Principal Accounting & Financial Officer	August 19, 2002

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion re: Legality